Exhibit 99.1

NEWS

RELEASE

Contact:	Greg Jones
Phone Number:	770-270-7890
E-mail:	greg.jones@opc.com

OGLETHORPE POWER ISSUES STATEMENT
ON VOGTLE CONSTRUCTION SETTLEMENT

ATLANTA, GA (Oct. 27, 2015) — Oglethorpe Power Corporation announced today that it has entered into a binding agreement along with the other co-owners that establishes the terms for settlement of contract-related litigation and other outstanding commercial issues for the Alvin W. Vogtle Nuclear Plant construction project.  Oglethorpe Power owns 30 percent of Units 3 & 4, which are currently under construction, and was actively involved in the settlement negotiations.

The agreement specifies that the co-owners and the contractor, Westinghouse, will mutually release all open claims that have been asserted or could have been asserted under the original terms of the engineering, procurement and construction (EPC) agreement. This includes the Vogtle construction litigation, which will be dismissed with prejudice.

Oglethorpe’s share of the settlement obligation amount is approximately $230 million, but its previously disclosed budget for the project remains unchanged at $5 billion even after payments contemplated by the settlement and other smaller agreed upon scope changes. The

Oglethorpe Power Corporation • 2100 East Exchange Place • Tucker, GA 30084-5336

Phone 770-270-7600  Fax 770-270-7872

   A member of the National Rural Electric Cooperative Association

budget includes capital costs, allowance for funds used during construction and contingency amounts.

“We are extremely pleased that an agreement has been reached to end the litigation between the Plant Vogtle co-owners and the construction consortium. This agreement resolves outstanding issues on the project and provides a clean slate for the project going forward while maintaining the current construction schedule of June 2019 for Unit 3 and June 2020 for Unit 4,” said Oglethorpe Power President & CEO Michael L. Smith.

Additionally, the EPC agreement will be amended to restrict the contractor’s ability to seek further increases in the contract price and will provide enhanced dispute resolution procedures.

“We look forward to accessing our portion of the economical and zero carbon emission power that Vogtle Units 3 & 4 will produce for many decades to come,” added Smith.

About Oglethorpe Power

Oglethorpe Power is one of the nation’s largest power supply cooperatives with more than $9.5 billion in assets.  It serves 38 Electric Membership Corporations which, collectively, provide electricity to more than 4.2 million Georgia residents.

A proponent of conscientious energy development and use, Oglethorpe balances reliable and affordable energy with environmental responsibility and has an outstanding record of regulatory compliance. Its diverse energy portfolio includes natural gas, hydroelectric, coal and nuclear generating plants, with a combined summer planning reserve capacity of approximately 7,800 megawatts, as well as purchased power.

Oglethorpe Power was established in 1974 and is owned by its Member Systems.  It is headquartered in Tucker, Ga.

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